Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-80407, 333-78825, 333-50180 and 333-63350) pertaining to the Stock Option Plans of Nextera Enterprises, Inc. of our report dated April 6, 2007, except for Notes 3, 8 and 10 as to which the date is April 17, 2007, with respect to the consolidated financial statements of Nextera Enterprises, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 17, 2007